PROMISSORY NOTE

Up to $150,000	Date: Sept 6, 2012	Denver, Colorado

THIS PROMISSORY NOTE (“Note”) is entered into as of September 6, 2012 (the “Effective Date”) by and between Eastern Resources, Inc., (“Payor”), and Black Diamond Holdings, LLC (the “Lender”). The Payor and Lender are hereafter sometimes referred to individually as “Party” or collectively as “Parties”.

AGREEMENT

FOR VALUE RECEIVED, Payor hereby promises to pay to the order of Lender the total dollar amount of up to ONE HUNDRED FIFTY THOUSAND and NO/100 ($150,000) (the “Principal Amount”), together with interest on the outstanding Principal Amount calculated from the date hereof in accordance with the provisions of this Note.

1.           Use of Proceeds. Payor will use the Principal Amount for working capital.

2.           Interest.

(a)          Interest on this note shall accrue from September 6, 2012, on the unpaid principal (drawn down by the Payor) at the rate of 0.5% per month (“Interest”). Upon an Event of Default the interest rate on this Note shall be the sum of the then current rate plus six percent (6%).

(b)           consisting of twelve 30-day months.

3.           Scheduled Payments. The principal amount and all accrued interest shall be payable on or before September 30, 2012.

4.           Prepayments of Note. Payor may at any time prepay, without premium or penalty, all or any portion of Payor’s obligations under the Note. All prepayments shall be applied in the manner set forth below in Section 6, hereof.

5.           Application of Payments. Unless otherwise expressly provided in this Note, all payments made on this Note shall be applied, (i) first to the payment of the Interest and other charges then accrued and due on the unpaid Principal Amount of this Note, then (ii) the remainder of all such payments shall be applied to the reduction of the unpaid Principal Amount. Upon written request of Lender, Payor agrees to make all payments by electronic transfer of funds or other form of currently available funds acceptable to Lender.

6.           Events of Default.

(a)          Definition. For the purpose of this Note, an Event of Default will be deemed to have occurred if:

(i)          Payor fails to pay within five (5) days after written notice from Lender any Principal Amount then due and payable on this Note, or within fifteen (15) days after written notice from Lender any interest or other amount then due and payable on this Note;

(ii)         Payor fails in any respect to perform or observe any other material provision contained in this Note and such failure continues for a period of fifteen (15) days after notice by the Lender of such failure;

(iii)        Payor makes an assignment for the benefit of creditors or admits in writing Payor’s inability to pay Payor’s debts generally as they become due; or an order, judgment or decree is entered adjudicating Payor bankrupt or insolvent; or any order for relief with respect to Payor is entered under the Bankruptcy Code of 1978, as amended; or Payor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to Payor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Payor and either (A) Payor by any act indicates Payor’s approval thereof, consents thereto or acquiesces therein or (B) such petition, application or proceeding is not dismissed within sixty (60) days.

(b)          Consequences of Events of Default.

(i)          If an Event of Default (other than the type described in Section 7(a)(iv) hereof) occurs, the Lender may declare, by notice of default given to Payor, the entire outstanding Principal Amount of this Note, together with all accrued, unpaid interest thereon and any other amounts due hereunder, immediately due and payable, and Lender may otherwise exercise any and all rights as set forth in this Note.

(ii)         If an Event of Default of the type described in Section 7(a)(iv) hereof occurs, then all of the outstanding Principal Amount of this Note, together with all accrued, unpaid interest thereon and any other amounts due hereunder, shall automatically be immediately due and payable without any further action on the part of the Lender, and Lender otherwise may exercise any and all rights as set forth in this Note.

7.           Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and Payor may take any action herein prohibited or omit to perform any act herein required to be performed by Payor, only if Payor has obtained the written consent of the Lender.

8.           Cancellation. After all obligations for the payment of money arising under this Note have been paid in full, this Note will be surrendered to Payor for cancellation.

9.           Costs of Enforcement. Subject to Section 12 below, Payor agrees to pay, and to indemnify and hold harmless the Lender from, against and for any and all liabilities, obligations, claims, damages, actions, penalties, causes of action, losses, judgments, suits, costs, expenses and disbursements, including without limitation, reasonable attorneys’ fees, incurred or arising in connection with the enforcement by the Lender of its rights under this Note.

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10.         Waiver of Presentment, Demand and Dishonor.

(a)          Payor hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note.

(b)          No failure on the part of Lender to exercise any right or remedy hereunder with respect to Payor, whether before or after the happening of an Event of Default, shall constitute waiver of any such Event of Default or of any other Event of Default by Lender. No failure to accelerate the debt of Payor evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right Lender may have, whether by the laws of the state governing this Note, by agreement or otherwise; and Payor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

(c)          Payor does not waive or renounce any rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Code of 1978, as amended, both as to Payor and as to all of Payor’s property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

11.         Usury. Payor and Lender intend that the obligations evidenced by this Note conform strictly to the applicable usury laws from time to time in force. All agreements between Payor and Lender, whether now existing or hereafter arising and whether oral or written, hereby are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Lender, or collected by Lender, by or on behalf of Payor for the use, forbearance or detention of the money to be loaned to Payor hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein of Payor to Lender, or in any other document evidencing, securing or pertaining to such indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury law. If under any circumstances whatsoever, fulfillment of any provision thereof or any other document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity and if under any circumstances Lender ever shall receive from or on behalf of Payor an amount deemed interest, by applicable law, which would exceed the highest lawful rate such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of Payor’s principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Payor or to any other person making such payment on Payor’s behalf.

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12.         Governing Law. The validity, construction and interpretation of this Note will be governed by and construed in accordance with the internal laws of the State of Colorado.

13.         Conflict of Terms. If and to the extent that there are any discrepancies between the provisions of this Note and any other document securing or pertaining to the indebtedness evidenced by this Note, the provisions of this Note shall control.

14.         Notice. For the purpose of this Note, notices and all other communications provided for in this Note shall be in writing and shall be given to the respective addresses set forth in the preamble of this Note with a copy to Steven N. Levine, Esq., 1430 Wynkoop Street, Suite 300, Denver, Colorado 80202, or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by prepaid overnight courier, upon receipt, or (ii) if given by United States mail, postage prepaid, return receipt requested, the later of actual receipt or three (3) business days after deposit with the United States postal service; provided that notice of change of address shall be effective only upon actual receipt.

15.         Assignment. Absent the prior written consent of the other party hereto, this Note shall not be assignable by the Payor or Lender.

[Signature Page Follows]

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IN WITNESS WHEREOF, Payor has executed and delivered this Promissory Note on the date first above written.

EASTERN RESOURCES, INC.

By: Robert Trenaman
Title: President